Exhibit 10.7

FISCAL 2014/2015 ANNUAL INCENTIVE BONUS PLAN SUMMARY

The Company’s named executive officers are: Ralph T. Finkenbrink, President and Chief Executive Officer; Kevin D. Bates, Senior Vice President of Branch Operations; and Katie L. MacGillivary, Vice President of Finance, Chief Financial Officer and Corporate Secretary. Prior to June 1, 2014, the Company’s named executive officers were: Peter L. Vosotas, President and Chief Executive Officer; and Ralph T. Finkenbrink, Senior Vice President-Finance, Chief Financial Officer and Corporate Secretary. The Company has in place annual incentive bonus programs for its named executive officers. Set forth below is a summary of the principal terms of such programs for the fiscal year ended March 31, 2014 (“Fiscal 2014”) and the fiscal year ending March 31, 2015 (“Fiscal 2015”):

Fiscal 2014

Cash Bonuses. In addition to his annual base salary, each of Messrs. Vosotas and Finkenbrink was entitled to receive cash bonuses for Fiscal 2014 based upon the Company’s revenues and operating income exceeding certain target percentages. The tables below summarize the cash bonuses payable to each of Messrs. Vosotas and Finkenbrink based upon the Company meeting or exceeding the indicated growth targets:

Revenue Growth Target (% Increase Over Fiscal 2013)*	Cash Bonus Payable to Mr. Vosotas	Cash Bonus Payable to Mr. Finkenbrink

3%	$20,000	$15,000
5% or above	$40,000	$30,000

Operating Income Growth Target (% Increase Over Fiscal 2013)*	Cash Bonus Payable to Mr. Vosotas	Cash Bonus Payable to Mr. Finkenbrink

5%	$20,000	$15,000
10% or above	$40,000	$30,000

Neither Mr. Vosotas nor Mr. Finkenbrink received any cash bonus for Fiscal 2014.

Equity Awards. Neither Mr. Vosotas nor Mr. Finkenbrink received any equity awards for Fiscal 2014.

Fiscal 2015

Discretionary Cash Bonuses. In addition to his or her annual base salary, each of Mr. Finkenbrink, Mr. Bates and Ms. MacGillivary may receive cash bonuses for Fiscal 2015 at the discretion of the Compensation Committee of the Company’s Board of Directors. In determining such bonuses, the Compensation Committee will consider various factors it deems appropriate, such as (without limitation) profitability, portfolio growth, branch expansion, and competitive circumstances. The Compensation Committee granted Mr. Finkenbrink a $25,000 cash bonus upon his becoming President and Chief Executive Officer of the Company.

Equity Awards. The Company’s current Named Executive Officers received the following equity awards under the Equity Plan as part of the Fiscal 2015 incentive bonus program:

Executive Officer	Restricted Stock*	Non-Qualified Stock Options**

Ralph T. Finkenbrink	20,000	40,000
Kevin D. Bates	12,000	25,000
Katie L. MacGillivary	8,000	15,000

*	These awards were granted effective June 13, 2014 will vest on March 31, 2017.
**	These awards were granted effective June 13, 2014, will vest in five equal installments commencing as of the first anniversary of the date of grant, and expire on June 13, 2024.

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